Exhibit 10.3

Equity incentive PLAN

Subplan for Australian Participants

1. Purpose and Applicability. This Subplan for Australian Participants (the “Australian Subplan”) applies to Employees, Directors, and Consultants of Nova Minerals Corp (the “Company”) and of its Subsidiaries and Affiliates, who are either Australian residents or Australian taxpayers, and who shall have been nominated to participate in this Australian Subplan by the Committee (each such person, an “Australian Participant”). Pursuant to Section 15(d) the Nova Minerals Corp Equity Incentive Plan (the “Plan”), the Board has the authority to amend the Plan and has determined to establish an addenda or subplan for the benefit of Australian Participants. The purpose of this Australian Subplan is to facilitate compliance with Australian tax, securities, and other applicable laws, and to permit the Company to issue Rights to Eligible Participants who are Australian residents.

All Rights granted to Australian Participants will be governed by the terms of the Plan, when read together with this Australian Subplan (on the basis that, for these purposes, when reading the Plan, the “Plan” shall include this Australian Subplan, and a “Participant” includes an “Australian Participant” who has been granted a Right.) In the case of an irreconcilable contradiction (as determined by the Committee) between the provisions of this Australian Subplan and the Plan, the provisions of this Australian Subplan will govern.

The following definitions and sections of the Plan do not apply to this Australian Subplan.

Definitions: Awards, Eligible Person, Incentive Stock Option, and Performance Award.

Sections: 7(e), 15(b), 15(r), and 15(s).

2. Definitions. Capitalized terms contained in this Australian Subplan have the same meanings given to them in the Plan, unless otherwise provided below:

(a) “Application” means the document that must be submitted by a Participant to apply for Rights under this Australian Subplan, as specified in Section 6.

(b) “Application Period” means the period between the date of the Invitation and the last date on which an Application may be submitted

(c) “Australian Participant” has the meaning set forth in Section 1.

(d) “Australian Subplan” has the meaning set forth in Section 1.

(e) “Company” has the meaning set forth in Section 1.

(f) “Eligible Person” means a full time or part-time Employee (including an executive Director but excluding a non-executive Director), an Employee of the Group or a Consultant to the Group or a person who will prospectively fill one of the foregoing roles.

(g) “Employee” means any person who is a full-time or permanent part-time Employee of the Group. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(h) “EST” means an employee share trust established by the Group to facilitate the operation of this Australian Subplan.

(i) “Exercise Notice” means the written advice from the Participant to the Company that the Participant is exercising their Right under Section 16.

(j) “Exercise Price” means the amount, if any, payable to exercise a Right

(k) “Exercise Restrictions” means a period during which a Participant may not exercise vested Rights; for Restricted Rights, the Exercise Restriction is as defined in Section 16(a), and for other Rights is a period specified in an Invitation, if applicable.

(l) “Exercise Rights Value” means the value determined by applying the following formula as at the date of exercise: (Common Share Price - Exercise Price) x Number of Rights Exercised.

(m) “Group” means the Company, its Subsidiaries, and its Affiliates.

(n) “Invitation” means a communication from the Company to an Eligible Person that contains the terms and conditions of the specific invitation to apply for Rights.

(o) “Measurement Period” means, in relation to Invitations of Performance Rights and Service Rights, the period or periods specified in the Invitation.

(p) “Performance Rights” means rights that are subject to performance related Vesting Conditions

(q) “Plan” has the meaning set forth in Section 1.

(r) “Restricted Right” means a right that is fully vested at grant.

(s) “Restricted Shares” means Common Shares acquired by exercise of vested Rights and which are subject to disposal restrictions.

(t) “Rights” means an entitlement to the value of a Common Share which may be settled in the form of cash, or a Common Share (including a Restricted Share), as determined by the Committee in its discretion.

(u) “Service Rights” means rights that are subject to service related Vesting Conditions.

(v) “Specified Disposal Restrictions” means the period specified in an Invitation, if any, commencing when a Restricted Share is acquired by exercise of a Right and ending on the first to occur of: the date specified in the Invitation, the 15th anniversary of the grant date and the date of cessation of the Participant’s employment with the Group. During the period of the Specified Disposal Restriction, Restricted Shares may not be disposed of or transferred or otherwise dealt with (including encumbered or made subject to any interest in favor of any other person) and will be forfeited on purported disposal, transfer, or dealing unless the transfer is effected by operation of law on death or legal incapacity to the Participant’s legal personal representative.

(w) “Tranche” means a group of Rights defined by the fact that each Right in the group has identical terms and features.

(x) “Vesting Conditions” means conditions that must be satisfied for vesting of a Right to occur, as contemplated in Section 10.

(y) “Vesting Date” means the date on which unvested Rights become vested, as specified in a Vesting Notice.

(z) “Vesting Notice” means the document issued to a Participant to notify that the Rights have vested, including the date of vesting.

3. Administration. This Australian Subplan will be administered by the Committee. The Committee is authorized, subject to the provisions of this Australian Subplan, to establish such guidelines for the administration of this Australian Subplan as are deemed appropriate, and to make determinations under this Australian Subplan as may be deemed necessary or advisable from time to time. Such determinations shall be conclusive and binding on all Participants.

4. Eligibility. All Eligible Persons are eligible to receive Invitations.

5. Invitations.

(a) This Australian Subplan will operate through a series of Invitations. The Committee will, in its absolute discretion, determine those Eligible Persons who will receive Invitations.

(b) Each Invitation may contain terms and conditions that vary between Eligible Persons. The terms and conditions that apply to a grant of Rights under the Plan are to be determined by the Committee and will include each of the following to the extent applicable to the intended features of a particular Invitation and the type of Rights that are the subject of the Invitation (i.e., Performance Rights, Service Rights, and/or Restricted Rights):

(i)	the name of the Eligible Person;

(ii)	the date of the Invitation;

(iii)	the number of each type of Right in each Tranche;

(iv)	the Exercise Price which will be nil, unless otherwise determined by the Committee;

(v)	the term of the Rights, if other than 10 years;

(vi)	the Vesting Conditions that apply to Service Rights and/or Performance Rights;

(vii)	the Measurement Period applicable to Performance Rights and Service Rights;

(viii)	the Vesting Date or how the Vesting Date will be determined;

(ix)	the post-employment treatment of Service Rights;

(x)	the Specified Disposal Restrictions period for Common Shares that may be acquired on exercise of vested Rights;

(xi)	Exercise Restrictions that may apply;

(xii)	how the Rights may be settled at exercise, if settlement is to be restricted;

(xiii)	whether Common Shares issued on exercise of Rights must be purchased on-market or may be acquired otherwise;

(xiv)	other terms and conditions that the Committee determines to include; and

(xv)	instructions on the process to apply for Rights that are the subject of the Invitation, including the name of the person to whom the Application should be sent and the Application Period.

(c) The receipt of an Invitation or Invitations under this Australian Subplan does not guarantee nor confer any entitlement to receive any other Invitation under this Australian Subplan.

6. Application for Rights. The form of Application and the Application Period shall be determined by the Committee in its discretion from time to time. In submitting an Application, the Eligible Person will be agreeing to be bound by this Australian Subplan and the terms of the Invitation.

7. Granting of Rights.

(a) The Committee will consider valid Applications that are made in response to Invitations and determine whether or not to accept them.

(b) For accepted Applications, the Committee will use reasonable efforts to grant the Rights within 30 days of the last date of the Application Period, unless otherwise determined by the Committee.

(c) Participants will be notified in writing when Rights are granted and the date of the grant.

8. Participants. Eligible Persons whose Applications have been accepted and have been granted Rights will be referred to as Participants; and will remain Participants until all Rights granted to said Participants have either lapsed or been exercised and both any risk of forfeiture and disposal restrictions applicable to the Common Shares acquired by exercising the Rights have ceased to apply.

9. Rights May Not Be Disposed of, Transferred, or Encumbered. Rights may not be disposed of or transferred or otherwise dealt with (including for purposes of this Section, encumbered or made subject to any interest in favor of any other person) and will lapse immediately on purported disposal, transfer or dealing unless the transfer is effected by operation of law on death or legal incapacity to the Participant’s legal personal representative.

10. Measurement Periods.

(a) The Measurement Period applicable to each Performance Right will be three years unless otherwise specified in the Invitation. The Measurement Period for Performance Rights will relate to periods when Performance Criteria must be satisfied, subject to early vesting under Sections 12 and 13.

(b) The Measurement Period applicable to each Tranche of Service Rights will be specified in the Invitation. The Measurement Periods for Service Rights will relate to periods when service conditions must be satisfied for them to vest, subject to early vesting under Sections 12 and 13.

(c) Measurement Periods for Performance Rights and Service Rights will commence on the first day of the financial year in which the grant is made unless otherwise determined by the Committee and specified in the Invitation.

11. Vesting Conditions.

(a) Vesting Conditions may relate to:

(i) Performance of the Company or an aspect of the Company’s operations or the performance of the Participant;

(ii) continued service of the Participant with the Group; or

(iii) any combination of the foregoing determined by the Committee for each Right.

(b) Vesting Conditions, if applicable, must be specified in the Invitation, along with the relationship between various potential levels of performance and levels of vesting that may occur.

(c) Performance Criteria may vary between the Rights.

12. Vesting of Performance Rights.

(a) Following the end of the Measurement Period, the Committee will determine for each Tranche of Performance Rights to which the Measurement Period applies, and which have not previously lapsed or vested, the extent to which the Rights have vested, if at all, and notify Participants in a Vesting Notice of both the extent of vesting and the Vesting Date.

(b) Prior to the end of a Measurement Period the Committee may determine that some or all of the Performance Rights held by a Participant will vest in which case the Committee will notify Participants in a Vesting Notice of both the extent of vesting and the Vesting Date. In such circumstances the Committee also has absolute discretion to determine that Exercise Restrictions (if any) are lifted, and that any remaining unvested Performance Rights will be forfeited in which case the Committee shall notify Participants in writing, in a form determined by the Committee in its absolute discretion.

(c) Committee Discretion Regarding Vesting of Performance Rights.

(i) The Committee retains discretion to increase or decrease, including to nil, the Performance Criteria applicable to Performance Rights. In exercising this discretion, the Committee shall take into account, amongst other factors it considers relevant, Company performance from the perspective of shareholders over the relevant Measurement Period.

(ii) Before exercising its discretion under this Section, the Committee may seek advice from an independent advisor as to whether the discretion should be exercised and if so then the alternative extent of vesting that should be considered by the Committee.

13. Vesting of Service Rights.

(a) Following the end of the Measurement Period, the Committee will determine for each Service Right to which the Measurement Period applies and which have not previously lapsed, the extent to which the Service Right has vested, if at all, and notify Participants in writing of the Vesting Date.

(b) Prior to the end of a Measurement Period the Committee may determine that some or all of the Service Rights held by a Participant will vest in which case the Committee will notify Participants in a Vesting Notice of both the extent of vesting and the Vesting Date. In such circumstances the Committee also has absolute discretion to determine that Exercise Restrictions (if any) are lifted, and that any remaining unvested Service Rights will be forfeited in which case the Committee shall notify Participants in writing.

14. Vesting of Restricted Rights. Restricted Rights are fully vested on the grant date, therefore the Grant Notice and the Vesting Notice may be combined (i.e., the grant date is also the Vesting Date for Restricted Rights.)

15. Lapsing of Rights. Rights will lapse automatically on the earlier of:

(a) the date when there is no longer an opportunity for the Right; or

(b) the end of the term for the Right as set forth in the Invitation.

16. Exercise of Rights and Exercise Restrictions.

(a) An Invitation may specify an Exercise Restriction which is a period during which vested Rights may not be exercised, and any attempt to do so will be considered void, subject to the early release of Exercise Restrictions under Sections 12, 13, and 18.

(b) Restricted Rights are subject to an Exercise Restriction for 90 days following the grant date, unless a longer period is determined by the Committee and specified in the Invitation.

(c) Rights may be exercised at any time between the latter of the vesting date or the elapsing of the Exercise Restriction (if applicable) and the end of their term.

(d) An Exercise Notice will be in the form determined by the Committee from time to time, and provided to the Participant with a Vesting Notice.

(e) Unless otherwise specified in an Invitation, upon exercise of Rights the Committee will determine in its absolute discretion whether to settle the Exercised Rights Value in Common Shares (including Restricted Shares), a cash payment, or a combination of Common Shares and a cash payment. The Committee will advise the Participant in writing of the result of its determination, in the Vesting Notice.

(f) To the extent that the Exercised Rights Value is to be provided in Common Shares, the Committee will in its discretion, either:

(i) issue Common Shares to Participants, or

(ii) arrange for Common Shares to be acquired for the benefit of Participants by the trustee of the EST, if any. The Company or another Group Company will contribute such funds as are needed from time to time to the EST trustee to enable the EST trustee to acquire Common Shares and the trustee shall apply those funds to acquire Common Shares by:

(A) on-market purchase, or

(B) subscription to a new issue as directed by the Committee.

(g) To the extent that the Exercised Rights Value is to be paid in cash it will be paid via payroll less any legally required withholdings such as PAYG tax.

17. Disposal Restrictions Attached to Common Shares.

(a) All Common Shares acquired by Participants or held by the trustee of the EST for the benefit of Participants following the exercise of Rights are initially Restricted Shares, and shall be subject to a disposal restriction being that such Common Shares may not be sold or disposed of in any way until their sale would not breach either:

(i) the Company’s Common Share trading policy;

(ii) restrictions on insider trading; and

(iii) the Specified Disposal Restrictions in an Invitation, if applicable.

(b) Any attempt by a Participant to deal in or dispose of Restricted Shares will result in forfeiture of the Restricted Shares, and the Committee may require the Participant to facilitate a transfer of forfeited Restricted Shares to another party nominated by the Committee, for nil consideration.

(c) In cases of severe and demonstrable hardship the Committee may in its absolute discretion waive the remaining portion of the Specified Disposal Restriction period.

(d) If Common Shares subject to Specified Disposal Restrictions are held in the name of the Participant then the Company shall impose a holding lock to ensure that the disposal restrictions are complied with.

(e) Specified Disposal Restrictions attached to Restricted Shares acquired when Rights have been exercised shall cease when the Participant ceases to be an Employee of the Group, unless otherwise determined by the Committee and specified in the Invitation.

(f) Any holding lock applied by the Company to Restricted Shares will be removed when the Participant ceases to be an Employee of the Group, unless otherwise determined by the Committee and specified in the Invitation.

(g) On the first occasion following the cessation of Specified Disposal Restrictions, if any, when Common Shares may be sold without breaching the Company’s share trading policy the Committee will advise the Participant in writing of the date of that occasion. A cessation of Disposal Restrictions Notice will be used for this purpose. However, if sale of the Common Shares may not be undertaken due to applicable securities laws, including insider trading restriction provisions, then the effective date of the Cessation of Disposal Restrictions Notice will be taken to be delayed until the next point in time when sales of Common Shares may occur without breaching either the Company’s share trading policy or restrictions on insider trading.

18. Disposal Restrictions and Exercise Restrictions Release at Taxing Point.

(a) If a taxing point arises in relation to vested but unexercised Rights that are subject to Exercise Restrictions, the Exercise Restrictions will cease to apply to 50% of such Rights, unless otherwise determined by the Committee.

(b) If a taxing point arises in relation to Restricted Shares and Specified Disposal Restrictions apply to such Common Shares then Specified Disposal Restrictions (and associated holding locks if applicable) will cease to apply to 50% of such Restricted Shares.

19. Conditions on Delivery of Common Shares. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Common Shares issued pursuant to Rights, unless and until the Committee has determined, with advice of counsel (to the extent the Committee deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of the Securities Act or any exchange on which the Common Shares are listed, quoted or traded. All Common Shares issued pursuant to this Australian Subplan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with U.S. federal, state or foreign jurisdiction, securities, or other laws and/or the rules of any market or quotation system on which the Common Shares are listed, quoted or traded. The Committee may place legends on any certificate or notations on any book entry to reference restrictions applicable to Common Shares. In addition to the terms and conditions provided herein, the Committee may require that an individual make such reasonable covenants, agreements, and representations as the Committee, in its absolute discretion, deems necessary or advisable to comply with any such laws, regulations, or requirements.

20. Retirement Benefit Limit. Notwithstanding any other provision in this Australian Subplan, the Company is not required to provide or procure the provision of any benefit which would result in a breach by the Company of the Corporations Act 2001 (Cth) relating to termination benefits to any Participants who are the holder of an managerial or executive office unless any prior approval required from the shareholders for the provision of such a benefit has been sought and obtained by the Company.

21. Tax Matters.

(a) Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to this Australian Subplan including to all Rights granted under this Australian Subplan and all Common Shares that arise from the exercising of Rights.

(b) Tax Withholding Requirement. Prior to the delivery of any Common Shares pursuant to Rights, the Company will have the power and the right to deduct or withhold, or require an Australian Participant to remit to the Company, an amount sufficient to satisfy the amount of Australian federal, state, local, foreign or other taxes required to be withheld with respect to such Rights. The Committee may require the Company’s tax withholding obligation satisfied, in whole or in part, by the Company withholding from the Common Shares to be issued pursuant to Rights a number of Common Shares with an aggregate market price (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to this Australian Participant to advise such holder as to the time or manner of exercising the Right. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Right or a possible period in which the Right may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Right to this Australian Participant.

22. Term, Amendment and Termination of this Australian Subplan.

(a) The Committee may amend, suspend, or terminate this Australian Subplan at any time. Unless terminated sooner by the Committee, this Australian Subplan will terminate automatically upon the earlier of (i) 10 years after the effective date of this Australian Subplan and (ii) the termination of this Australian Subplan. No Rights may be granted under this Australian Subplan while either the Plan or this Australian Subplan is suspended or after the Plan or this Australian Subplan is terminated (but Rights previously granted under this Australian Subplan may extend to the termination pursuant to the terms of the Invitation).

(b) If this Australian Subplan is terminated, the provisions of this Australian Subplan and any administrative guidelines, and other rules adopted by the Committee and in force at the time of suspension or termination of this Australian Subplan, will continue to apply to any outstanding Rights as long as Rights granted pursuant to this Australian Subplan remains outstanding.

23. Governing Law. This Australian Subplan shall in all respects be governed by and be construed in accordance with the laws of the State of Nevada, without giving effect to the principals of conflicts of laws, and applicable provisions of U.S. federal law. The state and federal courts located within the State of Nevada shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Australian Subplan and accordingly any proceedings, suit or action arising out of this Australian Subplan shall be brought in such courts.